Exhibit 10.1

TAX MATTERS AGREEMENT
BY AND BETWEEN
LABORATORY CORPORATION OF AMERICA HOLDINGS
AND
FORTREA HOLDINGS INC.
Dated as of June 29, 2023

TAX MATTERS AGREEMENT
This Tax Matters Agreement (this “Agreement”), is entered into as of June 29, 2023 by and between Laboratory Corporation of America Holdings, a Delaware corporation (“Labcorp”), and Fortrea Holdings Inc., a Delaware corporation (“Fortrea,” and together with Labcorp, the “Parties”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).
RECITALS
1.The board of directors of Labcorp (the “Labcorp Board”) has determined that it is in the best interests of Labcorp and its shareholders to create a new publicly traded company that shall operate the Fortrea Business;
2.In furtherance of the foregoing, the Labcorp Board has determined that it is appropriate and desirable to separate the Fortrea Business from the Labcorp Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Labcorp Common Stock on the Record Date of all of the outstanding Fortrea Common Stock owned by Labcorp (the “Distribution”);
3.Fortrea has been incorporated solely for these purposes and has not engaged in activities except in connection with the Separation and the Distribution;
4.Labcorp will effect the Internal Restructuring as set forth on Exhibit A to the Separation Agreement for the purpose of aggregating the Fortrea Business in the Fortrea Group prior to the Distribution, and, in connection therewith, Labcorp will undertake the Fortrea Transfer, pursuant to which Fortrea shall issue to Labcorp the Fortrea Common Stock, pay to Labcorp the Special Cash Payment, and assume certain liabilities related to the Fortrea Business;
5.Labcorp intends to effect the Distribution in a transaction that, taken together with the Fortrea Transfer, is intended to qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355, and 361 of the Code;
6.Certain members of the Labcorp Group, on the one hand, and certain members of the Fortrea Group, on the other hand, file certain Tax Returns on a consolidated, combined, or unitary basis for certain federal, state, local, and non-U.S. Tax purposes; and
7.The Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperate in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (ii) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment of the Transactions.
Accordingly, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS
Section 1.01General. As used in this Agreement (including the recitals hereof), the following terms shall have the following meanings:
“Accounting Firm” shall have the meaning set forth in Section 9.01.
“Active Business” means any business relied on to satisfy (i) the active trade or business requirement of Section 355(b) of the Code (taking into account Section 355(b)(3) of the Code) or (ii) the continuity of business enterprise requirements under Treasury Regulations Section 1.355-3 and Treasury Regulations Section 1.368-1(d), to the extent identified as such in the Tax Materials.
“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.
“Affiliate” shall have the meaning set forth in the Separation Agreement.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Business Day” shall have the meaning set forth in the Separation Agreement.
“Chosen Court Claim” shall have the meaning set forth in Section 9.05.
“Chosen Courts” shall have the meaning set forth in Section 9.05.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.02, Section 6.03 and Section 6.04 of this Agreement.
“Dispute” shall have the meaning set forth in Section 9.02.
“Distribution” shall have the meaning set forth in the Separation Agreement.
“Distribution Date” shall have the meaning set forth in the Separation Agreement.
“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority or any other Person asserts a position that could be expected to (a) adversely affect, jeopardize or prevent (i) the Intended Tax Treatment of any portion of the Transactions or (ii) the Tax treatment of any other transaction as set forth in a Tax Opinion or an IRS Ruling, or (b) otherwise affect the amount of Taxes imposed with respect to any of the Transactions, in each case, as determined by Labcorp in its sole and absolute discretion.
“Due Date” shall mean (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law or, in the case of a Joint Return for a U.S. jurisdiction filed by Labcorp pursuant to Section 3.01, such earlier date on which such Tax Return is filed as determined by Labcorp in its sole and absolute discretion, and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made, which shall in any case be no later than the payment date required to avoid the incurrence of interest, penalties and additions to Tax.
“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.
“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes relating to employment which are allocated pursuant to the provisions of the Employee Matters Agreement.
“Federal Income Tax” shall mean any Tax arising with respect to Subtitle A of the Code other than an Employment Tax.
“Final Determination” shall mean the final resolution of any Tax liability, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be), (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or a comparable agreement under the Laws of a state, local or non-U.S. taxing jurisdiction, (iv) by any allowance of a Refund, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax, (v) by a final settlement resulting from a competent authority proceeding or determination, or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.
“Fortrea” shall have the meaning set forth in the preamble hereto.
“Fortrea Business” shall have the meaning set forth in the Separation Agreement.
“Fortrea Capital Stock” shall mean all classes or series of capital stock of Fortrea, including (i) shares of Fortrea Common Stock, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all other instruments properly treated as equity of Fortrea for U.S. federal income tax purposes.
“Fortrea Common Stock” shall have the meaning set forth in the Separation Agreement.
“Fortrea Disqualifying Action” shall mean (i) any action (or the failure to take any action) by any member of the Fortrea Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving Fortrea Capital Stock or any stock or assets of any member of the Fortrea Group, or (iii) any breach by any member of the Fortrea Group after the Distribution of any representation, warranty, or covenant made by them in any Transaction Document, that, in each case, would result in the failure of the Intended Tax Treatment of the Transactions to attain, in whole or in part; provided, however, that the term “Fortrea Disqualifying Action” shall not include any action entered into pursuant to any Transaction Document (other than this Agreement) or that is undertaken pursuant to the Separation or the Distribution and required by the Separation Agreement.
“Fortrea Group” shall have the meaning set forth in the Separation Agreement.
“Fortrea SAG” means the “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code of which Fortrea is the common parent.
“Fortrea Separate Return” shall mean any Tax Return of or including any member of the Fortrea Group (including any consolidated, combined, or unitary return) that does not include any member of the Labcorp Group.
“Fortrea Transfer” shall have the meaning set forth in the Separation Agreement.
“Governmental Authority” shall have the meaning set forth in the Separation Agreement.
“Group” shall mean either the Labcorp Group or the Fortrea Group, as the context requires.
“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, minimum Tax or any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (i) of this definition.
“Indemnifying Party” shall have the meaning set forth in Section 5.02(a).
“Indemnitee” shall have the meaning set forth in Section 5.02(a).
“Intended Tax Treatment” shall mean (i) the qualification of the Fortrea Transfer (including Labcorp’s receipt of Fortrea Common Stock and the Special Cash Payment) and the Distribution, taken together, as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code, (ii) the qualification of the Distribution as a transaction in which the Fortrea Common Stock distributed to holders of Labcorp Common Stock is “qualified property” for purposes of Section 355(c) and Section 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such stock to be treated as other than “qualified property” for such purposes), (iii) the nonrecognition of income, gain, or loss by Labcorp, Fortrea, and holders of Labcorp Common Stock on the Fortrea Transfer and the Distribution under Sections 355, 361, and 1032 of the Code (except with respect to any cash received in lieu of fractional Fortrea Common Stock), other than, in the case of Labcorp and Fortrea, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code, and (iv) the qualification of each of the transactions identified on Schedule A for the tax treatment specified for such transaction therein under applicable Law. The term “Intended Tax Treatment” shall, as applicable, also include the qualification of each transaction described in clauses (i)-(iv) above under comparable provisions of state or local Tax Law, or, in the case of clause (iv), Non-U.S. Tax Law.
“Internal Distribution” shall mean any transaction (or series of transactions) effected as part of the Transactions (other than the Fortrea Transfer and the

Distribution) that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Materials.
“Internal Restructuring” shall have the meaning set forth in the Separation Agreement.
“IRS” shall mean the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.
“IRS Ruling” shall mean the U.S. federal income tax ruling issued to Labcorp by the IRS prior to the Distribution Date in connection with the Transactions.
“IRS Ruling Request” shall mean the letter filed by Labcorp with the IRS requesting a ruling regarding certain U.S. federal income tax consequences of the Transactions and any amendment or supplement to such ruling request letter received by Labcorp prior to the Distribution Date.
“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Labcorp Group together with one or more members of the Fortrea Group.
“Labcorp” shall have the meaning set forth in the preamble hereto.
“Labcorp Affiliated Group” shall mean the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Labcorp is the common parent.
“Labcorp Board” shall have the meaning set forth in the preamble hereto.
“Labcorp Business” means any business now, previously or hereafter conducted by Labcorp or any of its Subsidiaries other than the Fortrea Business.
“Labcorp Common Stock” shall have the meaning set forth in the Separation Agreement.
“Labcorp Federal Consolidated Income Tax Return” shall mean any U.S. federal income Tax Return for the Labcorp Affiliated Group.
“Labcorp Group” shall have the meaning set forth in the Separation Agreement.
“Labcorp Separate Return” shall mean any Tax Return of or including any member of the Labcorp Group (including any consolidated, combined, or unitary return) that does not include any member of the Fortrea Group.
“Law” shall have the meaning set forth in the Separation Agreement.
“Negotiation Period” shall have the meaning set forth in Section 9.01.
“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not the Controlling Party with respect to such Tax Contest.
“Non-U.S. Tax Law” shall mean any Tax imposed by any non-U.S. country or any possession of the United States, or by any political subdivision of any non-U.S. country or possession of the United States.

“Notified Action” shall have the meaning set forth in Section 4.03(a).
“Parties” shall have the meaning set forth in the preamble hereto.
“Past Practices” shall have the meaning set forth in Section 3.05.
“Person” shall have the meaning set forth in the Separation Agreement.
“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period with respect to the Distribution Date beginning after the Distribution Date.
“Post-Distribution Ruling” shall have the meaning set forth in Section 4.02(c).
“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period with respect to the Distribution Date ending at the end of the day on the Distribution Date.
“Preparing Party” shall have the meaning set forth in Section 3.03.
“Privilege” shall mean any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
“Prohibited Act” shall mean any action or failure to act described in Section 4.02(a) or Section 4.02(b) (regardless of whether the conditions set forth in Section 4.02(c) are satisfied).
“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Fortrea management or shareholders, is a hostile acquisition, or otherwise, as a result of which Fortrea (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, any amount of stock of Fortrea Capital Stock, that would, when combined with any other direct or indirect changes in ownership of Fortrea Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of Fortrea as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Fortrea as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Fortrea of a customary shareholder rights plan, or (ii) issuances by Fortrea that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect thereto; provided, however, that the amount of the foregoing shall be net of any costs and expenses (including Taxes imposed by any Taxing Authority) related to, or attributable to, the receipt or accrual thereof (including any Taxes imposed by way of withholding or offset).
“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.
“Restricted Period” shall mean the period beginning on the Distribution Date and ending on the two (2)-year anniversary of the day after the Distribution Date.
“Reviewing Party” shall have the meaning set forth in Section 3.03.
“Section 336(e) Election” shall have the meaning set forth in Section 3.07.
“Section 336(e) Tax Basis” shall have the meaning set forth in Section 3.07(b).
“Section 4.02(b)(v) Acquisition Transaction” has the meaning set forth in
Section 4.02(b)(v).
“Separate Return” shall mean a Labcorp Separate Return or a Fortrea Separate Return, as the case may be.
“Separation” shall have the meaning set forth in the preamble hereto.
“Separation Agreement” shall have the meaning set forth in the preamble hereto.
“Special Cash Payment” shall have the meaning set forth in the Separation Agreement.
“Straddle Period” shall mean any taxable period that begins on or before, and ends after, the Distribution Date.
“Subsidiary” shall have the meaning set forth in the Separation Agreement.
“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or charges of any kind imposed by any Taxing Authority, including income, gross income, gross receipts, profits, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, lease, capital stock, transfer, import, export, franchise, registration, payroll, withholding, social security, workers’ compensation, unemployment, disability, value added, service, ad valorem, alternative or add-on minimum, unclaimed property or escheat, or other taxes, whether disputed or not, and including any interest, penalties, charges, additions to tax or additional amounts in respect of the foregoing, (ii)

liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of law, or otherwise. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.
“Tax Advisor” shall mean a U.S. tax counsel or other Tax advisor of recognized national standing acceptable to Labcorp in its sole and absolute discretion.
“Tax Advisor Dispute” shall have the meaning set forth in Section 9.01.
“Tax Advisor Dispute Notice” shall have the meaning set forth in Section 9.01.
“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses, and any other losses, deductions, credits, or other comparable items that could affect a Tax liability for a past, current or future taxable period.
“Tax Benefit” shall mean any reduction in Taxes paid or payable actually realized by a Person as a result of any loss, deduction, Refund, credit, offset or other Tax Item.
“Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by Labcorp, Fortrea or any of their Affiliates to Jones Day or another advisor in connection with any Tax Opinion delivered or deliverable to Labcorp in connection with the Transactions.
“Tax Contest” shall have the meaning set forth in Section 6.01.
“Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any taxable period.
“Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.
“Tax Materials” shall have the meaning set forth in Section 4.01(a).
“Tax Matter” shall have the meaning set forth in Section 7.01(a).
“Tax Opinion” shall mean any written opinion delivered or deliverable to Labcorp by Jones Day or another advisor regarding certain tax consequences of the Transactions.
“Tax Records” shall have the meaning set forth in Section 8.01.
“Tax-Related Costs and Expenses” shall mean, with respect to any Taxes, all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes.

“Tax-Related Losses” shall mean (i) Tax-Related Costs and Expenses and (ii) with respect to Taxes, all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Labcorp (or any of its Affiliates) or Fortrea (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of any of the Transactions to qualify for the Intended Tax Treatment or the defense against any challenge by the IRS or any other Taxing Authority to all or any portion of the Intended Tax Treatment of the Transactions, even if such challenged portion of the Transactions is ultimately determined to so qualify.
“Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or other adjustment declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
“Taxing Authority” shall mean any Governmental Authority or any subdivision, agency, commission or entity thereof having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).
“Transaction Documents” shall have the meaning set forth in the Separation Agreement.
“Transactions” shall mean the Separation, the Fortrea Transfer, the Distribution, the Internal Restructuring (including the Internal Distributions), and any related transactions.
“Transaction Taxes” shall mean all Transfer Taxes and other Taxes (including Taxes imposed on any member of the Labcorp Group under Section 951(a)(1)(A) (but not Section 951(a)(1)(B)) or Section 951A of the Code, as determined by Labcorp in its sole and absolute discretion) imposed on or with respect to the Transactions, other than any Taxes resulting from the failure of the Intended Tax Treatment of the Transactions to attain, in whole or in part; provided, however, that Transaction Taxes shall not include any amounts for which Fortrea has an indemnification obligation pursuant to
ARTICLE V.
“Transfer Tax” shall mean all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profits, or similar Taxes, however assessed).
“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.
“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor on which Labcorp may rely, to the effect that a transaction will not affect the Intended Tax Treatment of the Transactions or otherwise cause any portion of the Transactions to fail to qualify for the Intended Tax Treatment; provided, that any tax opinion obtained in connection with a proposed acquisition of Fortrea Capital Stock entered into during the Restricted Period shall not be accepted as an Unqualified Tax Opinion unless such tax opinion concludes that the proposed acquisition in question will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any tax opinion intended to be accepted as an Unqualified Tax Opinion must assume that the Transactions would have qualified for the Intended Tax Treatment if the transaction in question did not occur.
ARTICLE II.
PAYMENTS AND TAX REFUNDS
Section 2.01    Allocation of Tax Liabilities.
(a)Except as otherwise provided in this ARTICLE II and Section 5.01, Taxes relating to Joint Returns shall be allocated as follows:
(i)Allocation to Labcorp for Pre-Distribution Periods. Labcorp shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.
(ii)Allocation to Fortrea for Post-Distribution Periods. Fortrea shall pay and be responsible for any and all Taxes attributable to the Fortrea Business that are due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods.
(iii)Allocation to Labcorp for Post-Distribution Periods. Labcorp shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination), other than those Taxes described in Section 2.01(a)(ii), for all Post-Distribution Periods.
(b)Except as otherwise provided in this ARTICLE II and Section 5.01, Taxes relating to Separate Returns shall be allocated as follows:
(i)Labcorp shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Labcorp Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.
(ii)Fortrea shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Fortrea Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.
(c)For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, any income recognized pursuant to Section 951(a)(1)(B) of the Code as a result of any guarantee or pledge executed by a member of the Fortrea Group in connection with the Transactions shall be allocated solely to Fortrea.
Section 2.02    Determination of Taxes Attributable to the Fortrea Business.
For purposes of Section 2.01(a)(ii):

(a)The amount of Federal Income Taxes attributable to the Fortrea Business shall be determined by Labcorp, in its sole and absolute discretion, on the basis of a pro forma Fortrea Group consolidated return using the following conventions and as further determined pursuant to Section 2.02(c):
(i)including only Tax Items of members of the Fortrea Group that were included in the relevant Labcorp Federal Consolidated Income Tax Return;
(ii)except as provided in Section 2.02(a)(iv), Section 2.02(a)(v) and Section 2.02(b), using all elections, accounting methods and conventions used on the Labcorp Federal Consolidated Income Tax Return for such taxable period;
(iii)applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;
(iv)assuming that the Fortrea Group elects not to carry back any net operating losses; and
(v)deeming any transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, any member of the Fortrea Group to be subject to the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).
(b)The amount of Income Taxes attributable to the Fortrea Business with respect to any Joint Return other than a Labcorp Federal Consolidated Income Tax Return shall be as determined by Labcorp, in its sole and absolute discretion, in a manner consistent with the principles set forth in Section 2.02(a) and Section 2.02(c), to the extent relevant; provided, that, if there is no comparable or similar provision under state, local or non-U.S. Tax Law to the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), then the transaction will be deemed subject to such “next day rule” and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties and their Affiliates) as occurring in a Post-Distribution Period of the Fortrea Group, as appropriate.
(c)Any Taxes for a Straddle Period with respect to the Fortrea Group (or entities in which any member of the Fortrea Group has an ownership interest) shall, for purposes of this Agreement, be allocated between the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date by means of a closing of the books and records of the Fortrea Group as of the close of business on the Distribution Date; provided, that (i) Labcorp may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if Labcorp so elects, Fortrea shall so elect) as described in Treasury Regulations Section 1.1502-76(b)(2)(iii) and corresponding provisions of state, local, and non-U.S. Tax Law; (ii) whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Sections 951(a)(1)(A) or 951A of the Code for the taxable year or period of such controlled foreign corporation that begins on or before and ends after the Distribution Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two (2) taxable years or periods, one which ended at the close of the Distribution Date and the other of which began at the beginning of the day following the Distribution Date, and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two (2) taxable years or periods on a closing of the books basis by assuming that the books of the controlled foreign corporation were closed at the close of the Distribution Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code; and (iii) subject to clauses (i) and (ii), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method (including depreciation and amortization deductions) and, at Labcorp’s election, Taxes that are imposed on a periodic basis or otherwise measured by the level of any item, shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand.
(d)The amount of Taxes attributable to the Fortrea Business with respect to any Joint Return for any taxable period shall not be less than zero.
(e)Labcorp shall consider in good faith any reasonable comments provided by Fortrea regarding the determination of the amount of Taxes attributable to the Fortrea Business under this Section 2.02.
(f)Fortrea shall reimburse Labcorp for all non-de minimis costs and expenses paid or incurred by the Labcorp Group in connection with determining the amount of Taxes attributable to the Fortrea Business with respect to any Joint Return.
Section 2.03    Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.
Section 2.04    Transaction Taxes. The Labcorp Group shall be responsible for any and all Transaction Taxes, as determined by Labcorp in its sole and absolute discretion.
Section 2.05    Delayed Fortrea Assets; Delayed Fortrea Liabilities; Delayed Labcorp Assets; Delayed Labcorp Liabilities. The Parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, this Agreement shall not in any way affect or modify the Parties’ rights and obligations under Section 1.05 of the Separation Agreement. Consistent with the foregoing, except as otherwise required by applicable Law, each of Labcorp and Fortrea shall, and shall cause the members of its Group to, treat for all Tax purposes any Delayed Labcorp Asset or Delayed Fortrea Asset, as the case may be, as an Asset owned by the Party entitled thereto under the Separation Agreement and any Delayed Fortrea Liability or Delayed Labcorp Liability, as the case may be, as a liability of the Party intended to be responsible for such liability under the Separation Agreement, in each case, not later than the Business Transfer Time, and responsibility for any Taxes attributable to such Asset shall be allocated between the Parties under this Agreement as if the legal transfer of ownership had not been delayed.
Section 2.06    Tax Refunds.
(a)Fortrea shall be entitled to all Refunds attributable to Taxes the liability for which is allocated to Fortrea pursuant to this Agreement (including pursuant to ARTICLE V). Labcorp shall be entitled to all Refunds attributable to Taxes the liability for which is allocated to Labcorp pursuant to this Agreement (including pursuant to ARTICLE V) and any other Refunds not described in the preceding sentence.
(b)Fortrea shall pay to Labcorp any Refund received by Fortrea or any member of the Fortrea Group that is allocable to Labcorp pursuant to this Section 2.06 no later than five (5) Business Days after the receipt of such Refund. Labcorp shall pay to Fortrea any Refund received by Labcorp or any member of the Labcorp Group that is allocable to Fortrea pursuant to this Section 2.06 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.06, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (as determined by Labcorp in its sole and absolute discretion without taking into account any applicable extensions). Notwithstanding anything in this Section 2.06(b) to the contrary, any Refund of less than $50,000 treated as received pursuant to this Section 2.06(b) by Labcorp or any member of the Labcorp Group, on the one hand, or Fortrea or any member of the Fortrea Group, on the other hand, and that is owed to the other Party pursuant to this Section 2.06, may be aggregated with other Refunds received in the same calendar quarter and paid over to the other Party within thirty (30) days after the end of such calendar quarter.
Section 2.07    Tax Benefits. If Labcorp determines, in its sole and absolute discretion, that (i) one Party is responsible for a Tax pursuant to this Agreement or any other Transaction Document or under applicable Law, and (ii) the other Party is entitled to a Tax Benefit relating to such Tax (including any Tax basis step-up realized by any member of the Fortrea Group pursuant to the Transactions), then the Party entitled to such Tax Benefit shall pay to the Party responsible for such Tax the amount of the Tax Benefit, as determined pursuant to Section 2.07 and Section 2.08.
Section 2.08    Determination of Taxes, Refunds and Tax Benefits. The amount of any Taxes, any Refunds attributable to Taxes for which Labcorp or Fortrea, respectively, is responsible pursuant to this Agreement, or the amount of any Tax Benefit, in each case, attributable to one or more items of income, gain, loss, deduction or credit (or equivalent items in the case of non-income Taxes) (the “relevant items”) shall be based on the increase or decrease in the amount of cash Taxes for which such Party is liable when measured by including such relevant items in a computation of Tax compared to excluding such relevant items from the computation of Tax, in each case as determined by Labcorp in its sole and absolute discretion, which may include making simplifying assumptions concerning the computation of Tax, including that the relevant Party be deemed to recognize all other items of income, gain, loss, deduction or credit (or equivalent items) before recognizing such relevant items; provided, that, if there is no increase or decrease in the amount of cash Taxes for which a Party is liable in the taxable period when first measured, the Parties shall thereafter make payments to one another at the end of each subsequent taxable period to reflect any increase or decrease in the amount of cash Taxes recognized in such subsequent taxable period; provided, further, that notwithstanding anything in this Section 2.08 to the contrary, Labcorp shall not be responsible for any non-U.S. Taxes of the Fortrea Group to the extent Fortrea has Tax Attributes attributable to the Labcorp Business that are available to offset such Tax, as determined by Labcorp in its sole and absolute discretion.
Section 2.09    Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Labcorp Group, on the one hand, and any member of the Fortrea Group, on the other, shall be terminated with respect to the Fortrea Group and the Labcorp Group as of the Distribution Date, and no member of either the Fortrea Group or the Labcorp Group shall have any continuing rights or obligations to any member of the other Group under any such agreement or practice, and the Parties shall reasonably cooperate to achieve this result.
ARTICLE III.
PREPARATION AND FILING OF TAX RETURNS
Section 3.03    Labcorp’s Responsibility. Labcorp shall prepare and file when due (taking into account any applicable extensions), or shall cause to be so prepared and filed, all Joint Returns and all Labcorp Separate Returns, including any amendments to such Tax Returns.
Section 3.02    Fortrea’s Responsibility. Fortrea shall prepare and file when due (taking into account any applicable extensions), or shall cause to be so prepared and filed, all Tax Returns, including any amended Tax Returns, required to be filed by or with respect to members of the Fortrea Group other than those Tax Returns which Labcorp is required to prepare and file under Section 3.01.
Section 3.03    Right To Review Tax Returns. To the extent that the positions taken on any Tax Return required to be prepared and filed by any Party (or an Affiliate thereof) pursuant to Section 3.01 or Section 3.02 (the “Preparing Party”) would reasonably be expected to materially adversely affect the Tax position of the other Party (or Affiliate thereof) or, in the case of any Fortrea Separate Return, to the extent that such Tax Return reports the treatment of any of the Transactions (the “Reviewing Party”), the Preparing Party shall (a) prepare the portion of such Tax Return that relates to the business of the Reviewing Party (the Labcorp Business or the Fortrea Business, as the case may be) or, in the case of any Fortrea Separate Return, that reports the treatment of any of the Transactions, (b) provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date, and (c) modify such portion of such Tax Return before filing to include the reasonable comments of the Reviewing Party that are received at least five (5) days prior to the Due Date. For the avoidance of doubt, the Preparing Party shall, to the extent applicable, (i) report any of the Transactions the results of which are listed on such Tax Return in a manner consistent with the Intended Tax Treatment, and (ii) prepare any transfer pricing documentation required to be prepared with respect to such Tax Return, and the Reviewing Party shall be entitled to review and comment on any such transfer pricing documentation in a manner consistent herewith.
Section 3.04    Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with ARTICLE VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under ARTICLE VIII. Notwithstanding anything to the contrary in this Agreement, Labcorp shall not be required to disclose to Fortrea any consolidated, combined, unitary, or other similar Joint Return of which a member of the Labcorp Group is the common parent or any information related to such a Joint Return other than information relating solely to the Fortrea Group. If an amended state or local Separate Return for which Fortrea is responsible under this ARTICLE III is required to be filed as a result of an amendment made in connection with an audit adjustment to a Joint Return filed for Federal Income Tax purposes, the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information, including through the use of third-party preparers.
Section 3.05    Tax Reporting Practices. Except as provided in Section 3.06, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which Fortrea is the Responsible Party, such Tax Return shall be prepared in accordance with practices, accounting methods, elections, conventions, transfer pricing and Tax positions used with respect to the Tax Return in question for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable Tax accounting practices; provided, however, that Fortrea will not be required to follow Past Practices with either the written consent of Labcorp (such consent to be exercised in Labcorp’s sole and absolute discretion) or upon delivery to Labcorp of a “more likely than not” (or stronger) level opinion from a Tax Advisor that reporting in accordance with Past Practices is not correct. For the avoidance of doubt, the Parties acknowledge and agree that the tax reporting of the Transactions shall be governed by Section 3.06.
Section 3.06    Reporting of the Transactions. The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return consistently with the Intended Tax Treatment of the Transactions, taking into account the jurisdiction in which such Tax Return is filed; provided, that, at any time prior to the filing of any applicable Tax Return, Labcorp shall be permitted, in its sole and absolute discretion, to amend or supplement the Intended Tax Treatment set forth on Schedule A with respect to any step in or portion of the Transactions.
Section 3.07    Protective Section 336(e) Election. In connection with the Transactions, Labcorp shall make one or more protective elections under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) with respect to Fortrea and each other member of the Fortrea Group that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). In connection therewith:
(a)Labcorp, Fortrea, and their respective Affiliates shall cooperate in making the Section 336(e) Elections, including by filing any statements, amending any Tax Returns, or taking such other actions as are necessary, in Labcorp’s sole and absolute discretion, to carry out the Section 336(e) Elections;
(b)if the Distribution fails to qualify (in whole or in part) for the Intended Tax Treatment, and Fortrea or any member of the Fortrea Group realizes an increase in Tax basis as a result of a Section 336(e) Election (a “Section 336(e) Tax Basis”), then the cash Tax savings realized by Fortrea and each member of the Fortrea Group as a result of such Section 336(e) Tax Basis shall be shared between Labcorp and Fortrea in the same proportion as the Taxes giving rise to such Section 336(e) Tax Basis were borne by Labcorp and Fortrea (after giving effect to the indemnification obligations in this Agreement); and
(c)to the extent any Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with such Section 336(e) Election on any Tax Return, in connection with any Tax Contest, or otherwise, except as may be required by a Final Determination.
Section 3.08    Initial Tax Payment Procedures.

(a)With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.
(b)In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of thirty (30) Business Days prior to the Due Date for such payment and thirty (30) Business Days after the receipt of such notice; provided, that, if any amount due to the Responsible Party cannot be calculated with accuracy prior to the applicable Due Date, the Responsible Party’s notice shall set forth, and the Party that is not the Responsible Party shall pay, a reasonable estimate of such amount to the Responsible Party at such time, and shall pay any difference between the amount finally determined to be the amount due and the estimated amount within thirty (30) Business Days of receipt of written notice from the Responsible Party setting forth in reasonably sufficient detail the calculation of such final determination.
(c)With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of thirty (30) Business Days prior to the Due Date for such payment and thirty (30) Business Days after the receipt of such notice.
(d)Payment obligations with respect to indemnification claims are set forth in Section 5.02, and additional requirements with respect to the payment of any amounts owing from one Party to another pursuant to this Agreement are set forth in Section 5.03.
Section 3.09    Amended Returns and Carrybacks.
(a)Fortrea shall not, and shall not permit any member of the Fortrea Group to, file or allow to be filed any request for an Adjustment or any amended Tax Return for any Pre-Distribution Period without the prior written consent of Labcorp, such consent to be exercised in Labcorp’s sole and absolute discretion; provided, that, if requested by Labcorp in its sole and absolute discretion, Fortrea shall file, or cause to be filed, a request for an Adjustment or an amended Tax Return and shall, to the extent permitted by applicable Law, amend any financial account or statement to the extent necessary to effectuate such Adjustment or amended Tax Return in order to claim a Refund to which Labcorp is entitled pursuant to this Agreement.
(b)Fortrea shall, and shall cause each member of the Fortrea Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(c)Fortrea shall not, and shall cause each member of the Fortrea Group not to, without the prior written consent of Labcorp, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, including by filing a claim for refund or making any other filing with any Taxing Authority with respect to such carryback, such consent to be exercised in Labcorp’s sole and absolute discretion.
(d)Receipt of consent by Fortrea or another member of the Fortrea Group from Labcorp pursuant to the provisions of this Section 3.09 shall not limit or modify Fortrea’s continuing indemnification obligations pursuant to ARTICLE V.
Section 3.10    Tax Attributes. Labcorp shall advise Fortrea in writing of the amount (if any) of any Tax Attributes which Labcorp determines, in its sole and absolute discretion, shall be allocated or apportioned to the Fortrea Group under applicable Law. Fortrea and all members of the Fortrea Group shall prepare all Tax Returns in accordance with such written notice. Fortrea agrees that it shall not dispute Labcorp’s determination of Tax Attributes. For the avoidance of doubt, Labcorp shall not be required in order to comply with this Section 3.10 to create or cause to be created any books and records or reports or other documents based thereon (including any “earnings and profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.
ARTICLE IV.
TAX STATUS OF THE TRANSACTIONS
Section 4.01    Representations and Warranties.
(a)Labcorp, on behalf of itself and all other members of the Labcorp Group, hereby represents and warrants that (i) it has examined the IRS Ruling, the IRS Ruling Request, the Tax Opinions, the Tax Certificates, the Internal Restructuring, and any other materials delivered or deliverable in connection with the issuance of the IRS Ruling and the rendering of the Tax Opinions, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Labcorp or any member of the Labcorp Group or the Labcorp Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Labcorp, on behalf of itself and all other members of the Labcorp Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Labcorp, any member of the Labcorp Group, or the Labcorp Business.
(b)Fortrea, on behalf of itself and all other members of the Fortrea Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Fortrea or any member of the Fortrea Group or the Fortrea Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Fortrea, on behalf of itself and all other members of the Fortrea Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Fortrea, any member of the Fortrea Group, or the Fortrea Business.
(c)Each of Labcorp, on behalf of itself and all other members of the Labcorp Group, and Fortrea, on behalf of itself and all other members of the Fortrea Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of any of the Transactions to be other than the Intended Tax Treatment.
(d)Each of Labcorp on behalf of itself and all other members of the Labcorp Group, and Fortrea, on behalf of itself and all other members of the Fortrea Group, represents and warrants that it has no plan or intent to take, fail to take or cause or permit to be taken any action which is inconsistent with any statements or representations made in the Tax Materials.
Section 4.02    Certain Restrictions Relating to the Intended Tax Treatment of the Transactions.
(a)Fortrea, on behalf of itself and all other members of the Fortrea Group, hereby covenants and agrees that no member of the Fortrea Group will take, fail to take, or cause or permit (i) any action or failure to act that would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in the Tax Materials, or (ii) any action or failure to act that constitutes a Fortrea Disqualifying Action.
(b)During the Restricted Period, Fortrea:
(i)shall continue and cause to be continued and not approve or allow, or enter into any agreement, understanding or arrangement with respect to, the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in or sale of the material assets of, any Active Business, other than sales in the ordinary course of business;
(ii)shall not voluntarily dissolve or liquidate or partially liquidate itself, approve or allow any liquidation or partial liquidation of any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes), or enter into any agreement, understanding or arrangement with respect to the foregoing, other than, in the case of an Affiliate that was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in an Internal Distribution, any liquidation into another Affiliate that is a member of the Fortrea SAG;
(iii)shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Fortrea has the right or ability to prevent or prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, other than any such repurchases that satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), issue a new class of non-voting stock, or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of Fortrea Capital Stock (including through the conversion of any class of Fortrea Capital Stock into another class of Fortrea Capital Stock), (4) merge or consolidate with any other Person or cause or permit any Affiliate of Fortrea to merge or consolidate with any other Person (other than, in the case of an Affiliate of Fortrea, another Affiliate of Fortrea that is a member of the Fortrea SAG); provided, that any Affiliate that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in an Internal Distribution must be the surviving entity in any such merger or consolidation, or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made in the Tax Materials) that, in the aggregate when combined with any other direct or indirect changes in ownership of Fortrea Capital Stock pertinent for purposes of Section 355(e) of the Code, would have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, a forty percent (40%) or greater interest in Fortrea for purposes of Section 355(e) of the Code or would reasonably be expected to result in a failure to preserve, achieve or maintain the Intended Tax Treatment of the Transactions, or enter into any agreement, understanding or arrangement with respect to any of the foregoing;
(iv)shall not, and shall not cause or permit any member of the Fortrea Group to, sell, transfer, or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or other disposition) assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of Fortrea or the Fortrea Group, excluding (1) sales, transfer, or dispositions of assets in the ordinary course of business or to members of the Fortrea SAG, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, or (4) any mandatory or optional repayment (or prepayment) of any indebtedness of Fortrea or any member of the Fortrea Group ((x) the percentages of consolidated gross assets of Fortrea or the Fortrea Group, as the case may be, sold, transferred or otherwise disposed of shall be based on the fair market value of the gross assets of Fortrea and the members of the Fortrea Group as of the Distribution Date, and (y) for purposes of this Section 4.02(b)(iv), a merger of Fortrea or one of its Subsidiaries with and into any Person that is not a wholly-owned Subsidiary of Fortrea shall constitute a disposition of all of the assets of Fortrea or such Subsidiary, as the case may be);
(v)shall, if any member of the Fortrea Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were thirty percent (30%) instead of forty percent (40%) (a “Section 4.02(b)(v) Acquisition Transaction”) or, to the extent Fortrea has the right or ability to prevent or prohibit any Section 4.02(b)(v) Acquisition Transaction but proposes to permit any Section 4.02(b)(v) Acquisition Transaction to occur, in each case, provide Labcorp, no later than ten (10) Business Days following the signing of any written agreement with respect to the Section 4.02(b)(v) Acquisition Transaction, a written description of such transaction (including the type and amount of stock of Fortrea to be issued in such transaction) and a certificate of the board of directors of Fortrea to the effect that the Section 4.02(b)(v) Acquisition Transaction is not a Proposed Acquisition Transaction; and
(vi)shall not, to the extent not otherwise prohibited by the preceding clauses (i)-(v), cause or permit any member of the Fortrea Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in an Internal Distribution to take any action or enter into any transaction described in any of such preceding clauses (determined by substituting references therein to “Fortrea” and “Fortrea Capital Stock” with references to the relevant corporation and the equivalent interests in such corporation (including any entity treated as a corporation for U.S. federal income tax purposes), and by taking into account the transfer of assets to such corporation pursuant to the Transactions and the Active Businesses relied upon with respect to such Internal Distribution (as described in the Tax Materials and/or relevant Tax Opinion)).

(c)Notwithstanding the restrictions imposed by Section 4.02(b), Fortrea or another member of the Fortrea Group may take any of the actions or transactions described therein if (i) Fortrea shall have requested that Labcorp obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Section 4.03(b) to the effect that such transaction will not affect the Intended Tax Treatment of the Transactions, and Labcorp shall have received such a Post-Distribution Ruling and shall have notified Fortrea in writing that Labcorp has determined that such Post-Distribution Ruling is in form and substance satisfactory to Labcorp in its sole and absolute discretion, or (ii) both (A) Fortrea obtains an Unqualified Tax Opinion with respect to such transaction, and (B) Labcorp notifies Fortrea in writing that Labcorp has determined that such Unqualified Tax Opinion is in form and substance satisfactory to Labcorp in its sole discretion reasonably exercised in good faith solely for the purpose of preserving the Intended Tax Treatment of the Transactions. Labcorp’s evaluation of a Post-Distribution Ruling or an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations and covenants made in connection with such ruling or opinion as well as any other factors, circumstances, considerations or concerns that Labcorp determines, in its sole and absolute discretion, are relevant. Fortrea shall bear all costs and expenses of securing (and updating and amending) any such Post-Distribution Ruling or Unqualified Tax Opinion, including reimbursing Labcorp for related costs and expenses in accordance with Section 4.03(b). None of the obtaining of a Post-Distribution Ruling, the delivery of an Unqualified Tax Opinion or Labcorp’s waiver of Fortrea’s obligation to deliver a Post-Distribution Ruling or an Unqualified Tax Opinion shall limit or modify in any respect Fortrea’s continuing indemnification obligations pursuant to ARTICLE V.
Section 4.03    Additional Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.
(a)If Fortrea determines that it desires to take one of the actions described in Section 4.02(b) (a “Notified Action”), Fortrea shall promptly notify Labcorp of this fact in writing.
(b)Unless Labcorp shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of Fortrea pursuant to Section 4.02(c), Labcorp shall use commercially reasonable efforts in cooperating with Fortrea and in seeking to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Fortrea to take the Notified Action, subject in all respects to the provisions of Section 4.02. Notwithstanding the foregoing, Labcorp shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 4.03(b) unless Fortrea represents that (A) it has reviewed such request for a Post-Distribution Ruling, and (B) all statements, information and representations relating to any member of the Fortrea Group contained in such request for a Post-Distribution Ruling are (subject to any qualifications therein) true, correct and complete in all respects. Fortrea shall reimburse Labcorp for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Labcorp personnel, incurred by the Labcorp Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Fortrea within thirty (30) Business Days after receiving an invoice from Labcorp therefor.
(c)Labcorp shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time, with respect to any action or transaction, in its sole and absolute discretion. If Labcorp determines, in its sole and absolute discretion, to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, Fortrea shall (and shall cause each of its Affiliates to) cooperate with Labcorp and take any and all actions reasonably requested by Labcorp in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including by making any representation or covenant or providing any materials or other information requested by the IRS or a Tax Advisor; provided, that Fortrea shall not be required to make (or cause any of its Affiliates to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events Fortrea has no control). Labcorp shall reimburse Fortrea for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Fortrea personnel, incurred by the Labcorp Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from Fortrea therefor.
(d)Labcorp shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Labcorp shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling requested by Fortrea, Labcorp shall (A) keep Fortrea informed in a timely manner of all material actions taken or proposed to be taken by Labcorp in connection therewith, (B)(1) reasonably in advance of the submission of any request for any Post-Distribution Ruling provide Fortrea with a draft copy thereof, (2) consider in good faith any written comments submitted by Fortrea with respect to such draft copy, and (3) provide Fortrea with a final copy of such Post-Distribution Ruling, and (C) provide Fortrea with notice reasonably in advance of, and Fortrea shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Post-Distribution Ruling. Neither Fortrea nor any of its Affiliates shall seek any guidance from the IRS or any other Taxing Authority (whether written, oral or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).
(e)Any Post-Distribution Ruling or Unqualified Tax Opinion obtained in accordance with Section 4.02(c) and this Section 4.03 shall be deemed included in the definition of Tax Materials from and after the obtaining thereof for all purposes of this Agreement.
Section 1.01Gain Recognition Agreements. Fortrea shall timely enter into, and comply (and cause its Affiliates to comply) in all respects with the terms of, one or more new “gain recognition agreements” within the meaning of Treasury Regulations Section 1.367(a)-8(b)(1)(iv) and (c)(5) as necessary to avoid the occurrence of any “triggering event” within the meaning of Treasury Regulations Section 1.367(a)-8(j) that is attributable to the Transactions, provided, that (a) Labcorp, in its sole and absolute discretion, shall determine each new gain recognition agreement required to be entered into by Fortrea under this Section 4.04 and shall approve the contents of each such gain recognition agreement prior to its filing with the IRS, and (b) pursuant to Treasury Regulations Section 1.367(a)-8(b)(1)(xvii), Fortrea shall designate Fortrea Inc. (a Maryland corporation) as the “U.S. transferor” in each such gain recognition agreement.
ARTICLE V.
INDEMNITY OBLIGATIONS
Section 5.01    Indemnity Obligations.
(a)Labcorp shall indemnify and hold harmless Fortrea from and against, and will reimburse Fortrea for, (i) all liability for Taxes allocated to Labcorp pursuant to ARTICLE II, (ii) all Tax-Related Costs and Expenses allocated to Labcorp pursuant to Section 6.08, (iii) all Taxes, Tax-Related Costs and Expenses and
Tax-Related Losses (without duplication) to the extent arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant or obligation of any member of the Labcorp Group pursuant to the Transaction Documents, and (iv) the amount of any Refund received by any member of the Labcorp Group that is owed to Fortrea pursuant to Section 2.06.
(b)Without regard to whether a Post-Distribution Ruling or an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary in this Agreement, Fortrea shall indemnify and hold harmless Labcorp from and against, and will reimburse Labcorp for, (i) all liability for Taxes allocated to Fortrea pursuant to ARTICLE II, (ii) all Tax-Related Costs and Expenses allocated to Fortrea pursuant to Section 6.08, (iii) all Taxes, Tax-Related Costs and Expenses and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Fortrea Group pursuant to the Transaction Documents, (iv) the amount of any Refund received by any member of the Fortrea Group that is owed to Labcorp pursuant to Section 2.06, and (v) any Transaction Taxes and Tax-Related Losses attributable to a Prohibited Act, or otherwise attributable to a Fortrea Disqualifying Action. To the extent that any Taxes, Tax-Related Costs and Expenses or Tax-Related Losses are subject to indemnification pursuant to both Section 5.01(a) and Section 5.01(b), responsibility for such Taxes, Tax-Related Costs and Expenses or Tax-Related Losses shall be shared by Labcorp and Fortrea according to relative fault, as determined by Labcorp in its sole and absolute discretion. The amount of any liability for Taxes which are indemnifiable pursuant to clause (iii) or clause (v) of this
Section 5.01(b) shall be determined, in Labcorp’s sole and absolute discretion, without regard to any Tax Attributes of the Labcorp Group or the Labcorp Business.
Section 5.02    Indemnification Payments.
(a)Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of Taxes, Tax-Related Costs and Expenses or Tax-Related Losses for which the other Party (the “Indemnifying Party”) is liable under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Taxes, Tax-Related Costs and Expenses or Tax-Related Losses and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee. The Indemnifying Party shall pay such amount, including any Tax-Related Costs and Expenses or Tax-Related Losses, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the Due Date for such payment to the applicable Taxing Authority, and (ii) five (5) Business Days after the receipt of notice from the other Party.
(b)If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of ARTICLE II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by the first Party which is allocated to such other Party as a result of such change or redetermination.
(c)If a Party incurs a Tax liability as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive.
Section 5.03    Payment Mechanics.
(a)All payments under this Agreement shall be made by Labcorp directly to Fortrea and by Fortrea directly to Labcorp; provided, however, that, if the Parties mutually agree with respect to any such payment, any member of the Labcorp Group, on the one hand, may make such payment to any member of the Fortrea Group, on the other hand, and vice versa. All indemnification payments shall be treated for U.S. federal, state and local income tax purposes in the manner described in Section 5.04.
(b)In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).
Section 5.04    Treatment of Payments. Except as expressly provided to the contrary in this Agreement or in the Separation Agreement, the Parties agree that any payment made between the Parties pursuant to this Agreement or the Separation Agreement shall, to the extent permitted by Law, be treated for U.S. federal, state and local income tax purposes as either (i) a non-taxable contribution by Labcorp to Fortrea, or (ii) a distribution by Fortrea to Labcorp, and, with respect to any payment made between the Parties after the Distribution pursuant to this Agreement or the Separation Agreement, such payment shall be treated as having been made immediately prior to the Distribution. Notwithstanding the foregoing, the Parties agree to treat for all Tax purposes any such payment which, pursuant to the proviso of Section 5.03(a), is to be made or received by a Subsidiary of a Party as made through one or more deemed distributions or deemed contributions, as the case may be.
ARTICLE VI.
TAX CONTESTS
Section 6.01    Notice. Each Party shall notify the other Party in writing within thirty (30) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement. A failure by an Indemnitee to give notice as provided in this Section 6.01 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in actual increased costs or actual prejudice to the other Party. For the avoidance of doubt, the obligations of the Parties to provide notice during the pendency of any Tax Context are set forth in Section 6.05, and the rights of a Non-Controlling Party to receive notice with respect to the conduct of a Tax Contest in which such Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party are set forth in Section 6.07.

Section 6.02    Separate Returns.
(a)Except as otherwise provided in this Article VI, in the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to ARTICLE II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.
(b)In the case of any Tax Contest with respect to any Fortrea Separate Return, Fortrea shall not take any position in such Tax Contest inconsistent with any position taken by Labcorp on any Tax Return unless and until there has been a Final Determination that such latter position is not correct; provided, that Labcorp shall have the right to participate, at its own expense, in such Tax Contest, and Fortrea shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed with respect to such Tax Contest without the written consent of Labcorp (such consent to be exercised in Labcorp’s sole and absolute discretion). For the avoidance of doubt, a Tax Contest with respect to a Fortrea Separate Return that is a
Distribution-Related Tax Contest shall be governed by Section 6.04.
Section 6.03    Joint Returns. In the case of any Tax Contest with respect to any Joint Return, Labcorp shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.
Section 6.04    Distribution-Related Tax Contests. Notwithstanding anything to the contrary in Section 6.02 or Section 6.03, in the case of any Distribution-Related Tax Contest, Labcorp shall have the sole and absolute responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided, that, to the extent any Distribution-Related Tax Contest relates to a Fortrea Separate Return in respect of a taxable period beginning after the Distribution Date, such responsibilities and rights of Labcorp shall be limited to the portion of such Distribution-Related Tax Contest related to the Intended Tax Treatment of the Transactions or the amount of Taxes imposed in respect of any of the Transactions. Notwithstanding anything to the contrary in Section 6.06, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest (taking into account the proviso to the first sentence of this Section 6.04) shall be made in the sole and absolute discretion of Labcorp and shall be final and not subject to the dispute resolution provisions in ARTICLE IX of this Agreement or ARTICLE V of the Separation Agreement.
Section 6.05    Obligation of Continued Notice. During the pendency of any Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by the first Party or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which the first Party is indemnified by the other Party hereunder or for which the first Party may be required to indemnify the other Party hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that, in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.
Section 6.06    Tax Contest Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement, (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all material actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest, (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest, and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
Section 6.07    Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (i) the treatment of payments between the Labcorp Group and the Fortrea Group as set forth in Section 5.04, (ii) the Tax Materials, or (iii) the Intended Tax Treatment of the Transactions.
Section 6.08    Costs and Expenses. Except to the extent provided otherwise in this Agreement, the Party to which the Tax liability related to a Tax Contest is (or would be) allocated, as determined by Labcorp in its sole and absolute discretion, shall be responsible for all accounting, legal and other professional fees, and court costs incurred in connection with such Tax Contest, as well as any other out-of-pocket costs incurred in connection with such Tax Contest, regardless of which Party is responsible for the conduct of such Tax Contest; provided, that, in the event such Tax liability is allocated to both Parties, such costs shall be allocated to the Parties in such manner as the Labcorp determines in its sole and absolute discretion.
ARTICLE VII.
COOPERATION
Section 7.01    General.
(a)Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative, or advisor of such Party, in connection with the preparation and filing of any Tax Return or claim for Refund, the conduct of any Tax Contest (including fulfilling information requests from any Taxing Authority), and the calculation of any amount required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of its Group covered by this Agreement or otherwise relating to the Fortrea Business for any Pre-Distribution Period or the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation with respect to a Tax Matter shall include, without limitation:
(i)the provision of any Tax Returns of either Party or any member of its Group, together with books, records (including information regarding ownership and Tax basis of property), and other information relating thereto, including accompanying schedules, related work papers, and any documents relating to rulings or other determinations by Taxing Authorities;
(ii)the execution of any document (including any power of attorney) reasonably requested in connection with any Tax Contest of either Party or any member of its Group, or the filing of a Tax Return or a Refund claim of either Party or any member of its Group; and
(iii)the use of the Party’s commercially reasonable efforts to obtain any other documentation reasonably requested in connection with a Tax Matter.
(b)In connection with any Tax Matter, each Party shall make its employees and facilities available, without charge, on a reasonable and mutually convenient basis in a manner that does not interfere with the ordinary business operations of such Party. Any information or documents provided under this Section 7.01 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding anything to the contrary in this Agreement or any other agreement, (i) no Party or any of its Affiliates shall be required to provide another Party or any Affiliate thereof or any other Person access to (or copies of) any documents or other information (including with respect to the proceedings of any Tax Contest) other than documents or other information that reasonably relate to the Taxes (including any Taxes for which the first Party is liable under this Agreement), business or assets of the first Party or any of its Affiliates or that are necessary to prepare Tax Returns for which the first Party is responsible for preparing in accordance with the terms of this Agreement, (ii) in no event shall any Party or any of its Affiliates be required to provide another Party, any of its Affiliates or any other Person access to (or copies of) any documents or other information if such action could reasonably be expected to result in the waiver of any Privilege, and, for the avoidance of doubt, Section 3.06 of the Separation Agreement shall apply with respect to matters of Privilege, and (iii) Labcorp shall not be required to provide to Fortrea any Tax Returns that are filed on an affiliated, consolidated, combined, unitary or other group basis. In addition, in the event that a Party determines that the provision of any information to another Party or any of its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the first Party shall use reasonable best efforts to permit compliance with its obligations under this Section 7.01 in a manner that avoids any such harm or consequence. The Party seeking access to documents, records or other information of the other Party under this Section 7.01 shall bear all out-of-pocket costs and expenses associated with such access, including any professional fees.
ARTICLE VIII.
RETENTION OF RECORDS
Section 8.01    Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof), and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Labcorp Group or the Fortrea Group for any Pre-Distribution Period or Straddle Period or for any Tax Contests relating to such Tax Returns or otherwise affecting Taxes covered by this Agreement. At any time when the Labcorp Group proposes to destroy any Tax Records that pertain to Fortrea, Labcorp shall first notify Fortrea in writing and offer the Fortrea Group the opportunity to receive such records or documents proposed to be destroyed. At any time when the Fortrea Group proposes to destroy any Tax Records, Fortrea shall first notify Labcorp in writing and offer the Labcorp Group the opportunity to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained. The Party requesting receipt of any records or documents under this Section 8.01 shall bear all out-of-pocket costs and expenses associated therewith.
ARTICLE IX.
DISPUTE RESOLUTION
Section 9.01Dispute Resolution. Subject to Section 9.03, Section 9.04 and Section 9.05, this Section 9.01 shall govern the resolution of any dispute between the Parties as to any matter covered by this Agreement that relates to the interpretation of Tax Law, as determined by Labcorp in its sole and absolute discretion (a “Tax Advisor Dispute”). The Party raising the Tax Advisor Dispute shall give prompt written notice of the Tax Advisor Dispute (a “Tax Advisor Dispute Notice”), and the tax directors of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Tax Advisor Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days (the “Negotiation Period”) from the time of receipt of the Tax Advisor Dispute Notice; provided, further, that (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each case, based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this Agreement relating to such Tax Advisor Dispute occurring after the Tax Advisor Dispute Notice is received shall not be deemed to have passed until the procedures described in this Section 9.01 have been resolved. If the Tax Advisor Dispute has not been resolved for any reason after the Negotiation Period, Labcorp shall, in its sole and absolute discretion, appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make all determinations with respect to the Tax Advisor Dispute based solely on representations made by Labcorp, Fortrea, and their respective representatives, and not by independent review, and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve any Tax Advisor Dispute no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the relevant Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all Tax Advisor Disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Labcorp and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties, and the Parties agree to waive any objection to the naming of the

Accounting Firm or the determination of the Accounting Firm based on actual or alleged conflicts of interest.
Section 9.02    Legal Disputes. Subject to Section 9.01, Section 9.03, Section 9.04 and Section 9.05, in the event of any other claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement (a “Dispute”), then the Party raising the Dispute shall give prompt written notice of the Dispute, and the Dispute shall be resolved in accordance with the procedures contained in Article V of the Separation Agreement. For the avoidance of doubt, no matter or dispute addressed by Section 9.01 shall also be subject to this Section 9.02 or to Article V of the Separation Agreement.
Section 9.03    Injunctive Relief. Nothing in this ARTICLE IX shall prevent Labcorp from seeking injunctive relief to enforce the procedures provided for in Section 9.01 if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Accounting Firm could result in serious and irreparable injury to Labcorp. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Labcorp and Fortrea are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Labcorp and Fortrea will cause its respective Group members not to commence any dispute resolution procedure other than through Labcorp or Fortrea, as applicable, as provided in this ARTICLE IX.
Section 9.04    Specific Performance. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, Labcorp shall have the right, without first pursuing the procedures provided in Section 9.01, to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Fortrea shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. Fortrea agrees that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss, and waives any defense in any action by Labcorp for specific performance that a remedy at Law would be adequate. Fortrea also waives any requirements that Labcorp secure or post any bond or similar security with respect to such remedy.
Section 9.05    Venue for Injunctive Relief and Specific Performance Claims by Labcorp. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any other Transaction Document), Labcorp may bring any claim for specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) under Section 9.03 or Section 9.04 of this Agreement (a “Chosen Court Claim”) either (a) pursuant to the procedures contained in Article V of the Separation Agreement or (b) at Labcorp’s sole and absolute discretion, in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) (the “Chosen Courts”). Fortrea irrevocably consents and agrees, on behalf of itself and each Fortrea Group member, to the jurisdiction, forum and venue of the Chosen Courts for a Chosen Court Claim, and agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of the Chosen Courts, that the venue is improper, that the forum is inconvenient, that the

Chosen Court Claim should instead be arbitrated by agreement of Labcorp or operation of law, or any similar objection, claim or argument.
ARTICLE X.
MISCELLANEOUS PROVISIONS
Section 10.01    Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any other Transaction Document, this Agreement shall control with respect to the subject matter thereof.
Section 10.02    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.
Section 10.03    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such date up to and including the payment date.
Section 10.04    Successors. This Agreement shall be binding on and inure to the benefit of any successor (whether by merger, acquisition of assets or otherwise) to any of the Parties hereto to the same extent as if such successor had been an original party to this Agreement.
Section 10.05    Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided, that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement, and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.
Section 10.06    No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement. Nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.
Section 10.07    Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.
Section 10.08    Survival. Except to the extent this Agreement specifies a longer period, and notwithstanding anything else to the contrary in this Agreement, all representations, covenants and obligations contained in this Agreement shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).
Section 10.09    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) upon transmission, if sent by email with confirmation of receipt, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)    if to Labcorp:
Laboratory Corporation of America Holdings
358 South Main Street
Burlington, NC 27215
Attention:    Sandra D. van der Vaart
    General Counsel
Email:     .
(ii)     If to Fortrea:
Fortrea Holdings Inc.
8 Moore Drive
Durham, NC 27709 USA
Attention:     Stillman Hanson
    General Counsel
Email:     .

or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.09.
Section 10.10    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.
Section 10.11    Cross-Reference to Separation Agreement. The provisions set forth in Section 7.05 (Amendments and Waivers), Section 7.09 (Rules of Construction), and Section 7.10 (Severability) of the Separation Agreement shall be incorporated by reference in this Agreement, mutatis mutandis.
Section 10.12    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement, the Separation Agreement and each other Transaction Document during the course of any dispute resolution pursuant to the provisions of ARTICLE IX with respect to all matters not subject to such dispute resolution.

Section 10.13    Application to Present and Future Subsidiaries. This Agreement is being entered into by Labcorp and Fortrea on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Labcorp or Fortrea in the future.
Section 10.14    Distribution Date. This Agreement shall become effective only upon the Distribution Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.
LABORATORY CORPORATION OF AMERICA HOLDINGS

By: /s/ Sandra van der Vaart
Name:     Sandra van der Vaart
Title: President and Secretary

FORTREA HOLDINGS INC.
By: /s/ Glenn Eisenberg
Name:     Glenn Eisenberg
Title: Executive Vice President
[Signature Page to Tax Matters Agreement]